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                                                                   Exhibit 21.1



                         Subsidiaries of the Registrant

COLONY RIH HOLDINGS, INC.
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Colony RIH Acquisitions, Inc.-incorporated in the State of Delaware

COLONY RIH ACQUISITIONS, INC.
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Resorts International Hotel, Inc.-incorporated in the State of New Jersey

New Pier Operating Company, Inc.-incorporated in the State of New Jersey